UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2023 (March 29, 2023)

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)
300 First Stamford Place, 5th Floor
Stamford, CT 06902
(Address of principal executive offices, including zip code)
(Registrant’s telephone number, including area code): (203) 276-8100

(Former Name or Former Address, if Changed Since Last Report): None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EGLE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed by Eagle Bulk Shipping Inc., a Republic of the Marshall Islands corporation (the “Company”), Constantine Tsoutsoplides has been promoted to Chief Financial Officer by the Board of Directors (the “Board”) effective as of April 1, 2023 (the “Effective Date”). Mr. Tsoutsoplides will succeed Frank De Costanzo who will step down as Chief Financial Officer on the Effective Date. As previously disclosed, Mr. De Costanzo will continue to serve as a Special Advisor to the Board.

Mr. Tsoutsoplides, age 46, has served as the Chief Strategy Officer of the Company since 2021 and has been with the Company since 2010, holding various positions of increasing responsibility within the corporate finance and strategy groups. Prior to joining the Company, Mr. Tsoutsoplides spent a total of eight years at Citigroup. Mr. Tsoutsoplides holds an M.B.A. in Finance from New York University’s Stern School of Business, a B.A. in Economics from Boston University, and is a CFA charterholder. There are no arrangements or understandings between Mr. Tsoutsoplides and any other persons pursuant to which he was selected as Chief Financial Officer, other than the Employment Agreement (as defined below). There are also no family relationships between Mr. Tsoutsoplides and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 29, 2023, the Company, and its subsidiary, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company, entered into an employment agreement (the “Employment Agreement”) with Mr. Tsoutsoplides. Pursuant to the Employment Agreement, Mr. Tsoutsoplides will receive an annual base salary of not less than $375,000 (“Annual Base Salary”), which will be reviewed for increase at such time and in the manner as salaries of senior officers of the Company are reviewed generally, and will be eligible to receive a discretionary cash bonus as determined by the Compensation Committee of the Board (the “Compensation Committee”) with a target amount equal to 50% of his annual base salary. During the term of Mr. Tsoutsoplides’ employment, he will be eligible to receive annual equity-incentive compensation awarded in the sole discretion of the Compensation Committee, with the terms thereof, including the type of award, vesting periods, and performance criteria, if any, being determined by the Compensation Committee, and subject to the terms and conditions set forth in the applicable plan and agreements as determined by the Compensation Committee (each such award, an “Equity Award”). In the event that Mr. Tsoutsoplides’ employment is terminated by the Company without cause or by him for good reason, Mr. Tsoutsoplides will become entitled to receive the following as severance: (i) an amount equal to the sum of his annual base salary plus 75% of his target annual bonus, (ii) to the extent he timely elects COBRA continuation coverage, Mr. Tsoutsoplides will be reimbursed for the costs of COBRA premiums for 12 months following termination and (iii) all equity awards in the Company held by Mr. Tsoutsoplides will vest as if Mr. Tsoutsoplides remained employed for an additional year beyond the date of termination. Mr. Tsoutsoplides is subject to nonsolicitation and noncompetition covenants during the course of his employment and for 12 months following termination of employment for any reason.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated into this report by reference.

In connection with his appointment as Chief Financial Officer, the Company will grant Mr. Tsoutsoplides 8,180 restricted stock units (“RSUs”) on the Effective Date pursuant to the Company’s Second Amended and Restated 2016 Equity Incentive Plan, as amended. In order to better align Mr. Tsoutsoplides’s long-term interests with those of the Company’s shareholders, 40% of Mr. Tsoutsoplides’s RSUs will vest, if at all, in three substantially equal annual installments, while 60% of the RSUs are subject to achievement of specified performance goals with a three-year time vesting overlay, in each case subject to Mr. Tsoutsoplides’s continued employment with the Company on the applicable vesting date. The terms of the award agreement governing the RSUs are consistent with the previously filed form of RSU award agreement, which is attached as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed on March 10, 2023.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated March 29, 2023, among Eagle Bulk Shipping Inc., Eagle Shipping International (USA) LLC and Constantine Tsoutsoplides.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: March 31, 2023	By:	/s/ Gary Vogel
	Name:	Gary Vogel
	Title:	Chief Executive Officer